PRICING SUPPLEMENT NO. G-1	FILED PURSUANT TO RULE 424(b)(2)
DATED OCTOBER 13, 2006	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
5.60% MEDIUM-TERM NOTES, SERIES G, DUE OCTOBER 18, 2016

Principal Amount: U.S.$750,000,000	Original Issue Date: October 18, 2006

Agents’ Discount or Commission: U.S.$3,000,000	Stated Maturity: October 18, 2016

Net Proceeds to Issuer: U.S.$746,317,500	Interest Rate: 5.60%

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QBC1

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): N/A
The notes are being placed through or purchased by the Agents listed below:

Lehman Brothers Inc.	U.S.$	212,500,000	Capacity:	☐ Agent	☑ Principal
Morgan Stanley & Co. Incorporated	U.S.$	212,500,000	Capacity:	☐ Agent	☑ Principal
Wachovia Capital Markets, LLC	U.S.$	212,500,000	Capacity:	☐ Agent	☑ Principal
Citigroup Global Markets Inc.	U.S.$	28,125,000	Capacity:	☐ Agent	☑ Principal
Credit Suisse Securities (USA) LLC	U.S.$	28,125,000	Capacity:	☐ Agent	☑ Principal
Deutsche Bank Securities Inc.	U.S.$	28,125,000	Capacity:	☐ Agent	☑ Principal
HSBC Securities (USA) Inc.	U.S.$	28,125,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of % of principal amount.
If as Principal:
☐	The notes are being offered at varying prices related to prevailing market prices at the time of resale.

☑	The notes are being offered at a fixed initial public offering price of 99.909% of principal amount.
Interest Payment Dates: Semi-annually on every April 18 and October 18, commencing April 18, 2007
Redemption Provisions:
☑	The notes cannot be redeemed prior to the Stated Maturity.

☐	The notes may be redeemed prior to the Stated Maturity.

Initial Redemption Date:

Initial Redemption Percentage: ___%

Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:
☑	The notes cannot be repaid prior to the Stated Maturity.

☐	The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
Optional Repayment Date(s):
Use of Proceeds: We intend to use the net proceeds from the sale of the notes for general corporate purposes.
Other Provisions: None
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC,

Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $1,750,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.